EXHIBIT 10.7
HELIX WIND, INC.,
BOARD OF DIRECTORS
SERVICE AND INDEMNIFICATION AGREEMENT

THIS HELIX WIND, INC., BOARD OF DIRECTORS SERVICE AND INDEMNIFICATION AGREEMENT (“Agreement”) is executed and entered into effective as of _____March_____12th_____________, 2008, by and between Helix Wind, Inc., a Nevada corporation, (the “Company”) and Ian Gardner, an individual (“Director”),  with reference to the following facts:

A.           The Company has requested that Director serve on its Board of Directors.

B.           In order to induce Director to serve on the Board, the Company has agreed to pay Director the compensation (the “Compensation”) set forth below and to contractually obligate itself to indemnify Director to the fullest extent permitted by applicable law so that Director will serve or continue to serve the Company free from undue concern that he will not be so indemnified; and Director has agreed to serve on the Board in consideration of the foregoing.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Director hereby covenant and agree as follows:

1. Service By Director.  Director agrees to serve as a member of the Board of Directors of the Company (the “Board”), for the Term, and in consideration of the Compensation and other terms and conditions of this Agreement set forth below.  Notwithstanding the foregoing, Director may at any time and for any reason resign from such position, subject to the provisions of this Agreement and any contractual or other obligation imposed by operation of law.

1.1 Duties.  As a member of the Board, Director shall use his best efforts to perform the duties commonly incident to the office and as set forth in the Company Bylaws, including, without limitation:

1.1.1 attending or otherwise participating in all regular and special meetings of the Board;

1.1.2 reviewing and overseeing the performance of the officers of the Company;

1.1.3 making himself reasonably available for consultation with the officers of the Company on a day to day basis, as needed;

1.1.4 advising the Company in development and implementation of its strategic development and business plans;

1.1.5 assisting the Company in the development of its capitalization plan and securing equity and debt financing in accordance with such plan;

1.1.6 representing the Company at industry functions and meetings with potential investors and business partners; and

1.1.7 doing all other things reasonably requested by the Board in order to advance the business and economic interests of the Company and its shareholders.

1.2 Fiduciary Duty.  Director acknowledges and agrees that in his capacity as a member of the Board, he has a fiduciary duty to the Company and its shareholders.  Accordingly,  Director agrees to use his best efforts to refrain from and avoid any action or activity that would constitute or be likely to create a conflict of interest with respect to his duties to the Company.  Director further covenants and agrees to use his best efforts to comply with and abide by all policies, procedures, guidelines and governing principles as may be adopted by the Board from time to time; to serve the Company faithfully and to the best of his ability; and to devote that amount of time, attention and effort to the Company which is reasonably necessary in order to satisfy the requirements of the Board.

2. Term.  This Agreement shall be effective as of the date first set forth above (the “Effective Date”) and shall continue for a period of three (3) years thereafter (the “Initial Term”), terminating on the third anniversary of the Effective Date (the “Termination Date”).  This Agreement will terminate automatically without the necessity of further notice or action of any kind upon the Termination Date. Following the expiration of the Initial Term, Director may be elected to serve on the Board for additional terms, subject to the approval of the shareholders of the Company, and in such event, it is anticipated that the Company will enter into a new agreement with Director.

3. Compensation.

3.1 Annual Stipend.  Commencing the first month of the second (2nd) year of your Term, you will receive an annual stipend in the amount of $10,000, payable in four equal quarterly installments of $2.500 each, in advance on or before the first day of each calendar quarter throughout your Term. In the event you are appointed to serve as the Chairman of the Board, you will receive an additional annual stipend in the amount of $5,000, payable upon appointment.   In the event you are appointed to serve as the Chairman of any Committee of the Board, you will receive an additional annual stipend in the amount of $2,500, payable upon appointment.  In the event the Company completes an Initial Public Offering of its common stock (an” IPO”) while you are on the Board, you will receive a one time bonus equal to $15,000.  If you remain on the Board following completion of the IPO, your annual stipend will increase to $25,000, payable quarterly at the rate of $6,250 per quarter as above.

3.2 Business Expenses Reimbursements.  During the term of this Agreement, the Company will reimburse Director promptly for all reasonable, pre-approved business expenses incurred by Director, whether or not deductible by Company for income tax purposes, including without limitation, meals, travel, lodging, entertainment, parking, business meetings, and such other business expenses reasonably incurred by Director in the pursuit and furtherance of the Company’s business.  Such expenses shall be reimbursed only upon presentation to the Company of appropriate documentation substantiating such expense.

3.3  Equity Compensation.  Effective upon execution of this Agreement, Director will be granted a Non-Qualified Option, pursuant to the Company’s 2008 Omnibus Stock Plan (“2008 Stock Plan”), to purchase 25,000 shares (the “Option Shares”) of the Company Common Stock at a purchase price of $1.50/share. The terms and conditions of the Non-Qualified Stock Options shall be set forth in a separate Notice of Grant and Stock Option Agreement (collectively the “Stock Option Agreement”) to be provided by the Company. The Option Shares will vest as follows:

3.3.1 10,000 shares shall vest on the Effective Date of this Agreement;

3.3.2 5,000 shares shall vest upon the 12 month  anniversary of this Agreement;

3.3.3 5,000 shares shall vest upon the 18 month anniversary of this Agreement; and

3.3.4 5,000 shares shall vest upon the 24 month anniversary of this Agreement.

3.3.5 Notwithstanding the foregoing, if this Agreement terminates prior to full vesting of the Option Shares due to Director’s failure to be re-elected to the Board or any reason  other than (i) Director’s Removal for “Cause” as defined in the Stock Option Agreement, or (ii) Director’s voluntary resignation, all unvested Option Shares shall immediately vest without further notice or action of any kind.  In the event this Agreement terminates prior to full vesting of the Option Shares due to Director’s removal for “Cause” as defined in the Stock Option Agreement, or (ii) Director’s voluntary resignation, all unvested Option Shares shall immediately be cancelled, as of the effective date of termination, in accordance with the 2008 Stock Plan and the Stock Option Agreement.

4. Protection of Company Property.

4.1 .Restriction on Use.  Director recognizes and acknowledges that he will have access to Confidential Information (as defined below) relating to the business or interest of the Company or of persons with whom the Company may have business relationships.  Except as permitted herein or as may be approved by the Company from time to time, the Director will not during the Term of this Agreement or at any time thereafter, use, disclose or permit to be known by any other person or entity, any Confidential Information of the Company (except as required by applicable law or in connection with the performance of the Director’s duties and responsibilities hereunder).  If Director is requested or becomes legally compelled to disclose any of the Confidential Information, he will give prompt notice of such request or legal compulsion to the Company.  The Company may waive compliance with this section 4 or will provide Director with legal counsel at no cost to Director to seek an appropriate remedy.

4.2 Confidential Information Defined.  The term “Confidential Information” means information relating to the Company’s business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, vendor and supplier lists, employee lists, employment agreements (other than this Agreement), personnel policies, the substance of agreements with customers, suppliers and others, marketing arrangements, customer lists, commercial arrangements, or any other information relating to the Company’s business that is not generally known to the public or to actual or potential competitors of the Company (other than through a breach of this Agreement).  This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this section 4 by the Director, regardless of whether the Director continues to be employed by the Company.

4.3 Company Materials.  It is further agreed and understood by and between the parties to this Agreement that all “Company Materials,” which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, test data, appraisals, customer lists, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of the Company and, upon termination of Director’s employment with the Company, and/or upon the request of the Company, all Company Materials, including copies thereof, as well as all other Company property then in the Director’s possession or control, shall be returned to and left with the Company. Anything in this section 4 to the contrary notwithstanding, Director shall be entitled to retain his personal “rolodex” and any Company Materials contained in his personal computer so long as he does not disclose any Company Materials to any third parties.

5. Indemnification.  The Company shall indemnify Director to the fullest extent permitted by applicable law in effect on the Effective Date or as such laws may from time to time be amended. Without diminishing the scope of the indemnification provided by this Section 5, the rights of indemnification of the Director provided hereunder shall include but shall not be limited to those rights set forth hereinafter, except to the extent expressly prohibited by applicable law.

5.1 Action Other Than by or in the Right of the Company.The Director shall be entitled to the indemnification rights provided in this Section 5.1 if he is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, other than an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee, agent, partner or fiduciary of the Company or is or was serving at the request of the Company as a director, officer, employee, agent, partner or fiduciary of any other entity or by reason of anything done or not done by him in any such capacity. Pursuant to this Section 5.1, the Director shall be indemnified against all expenses, including attorneys' fees, costs, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding (including, but not limited to, the investigation, defense or appeal thereof), if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.  The Director agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter which may be subject to indemnification covered hereunder, either civil, criminal or investigative

5.2 Actions by or in the Right of the Company.  The Director shall be entitled to the indemnification rights provided in this Section 5.2 if he is a person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, agent, partner or fiduciary of the Company or is or was serving at the request of the Company as a director, officer, employee, agent, partner or fiduciary of any other entity by reason of anything done or not done by him in any such capacity. Pursuant to this Section 5.2, the Director shall be indemnified against all expenses, including attorneys' fees and costs actually and reasonably incurred by him in connection with such action or suit (including, but not limited to, the investigation, defense, settlement or appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that no such indemnification shall be made in respect of any claim, issue or matter as to which applicable law expressly prohibits such indemnification by reason of an adjudication of liability of the Director to the Company, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability but in view of all the circumstances of the case, the Director is fairly and reasonably entitled to indemnification for such expenses and costs as such court shall deem proper.

5.3 Indemnification for Costs, Charges and Expenses.  Notwithstanding the other provisions of this Agreement and in addition to the rights to indemnification set forth in Sections 5.1 and 5.2 hereof, to the extent that the Director has served as a witness on behalf of the Company or has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in Sections 5.1 and 5.2 hereof, or in defense of any claim, issue or matter therein, he shall be indemnified against all costs, charges and expenses, including attorneys' fees, actually and reasonably incurred by him or on his behalf in connection therewith.

5.4 Partial Indemnification.  In addition to the rights to indemnification set forth in Sections 5.1 and 5.2 hereof, if the Director is only partially successful in the defense, investigation, settlement or appeal of any action, suit, investigation or proceeding described in Section 5.2 or 5.2 hereof, and as a result is not entitled under Section 5.1, 5.2 0r 5.3 hereof to indemnification by the Company for the total amount of the expenses, including attorneys' fees, costs, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him, the Company shall nevertheless indemnify the Director, as a matter of right pursuant to Section 5.3 hereof, to the extent that the Director has been partially successful.

5.5 Request for Indemnification; Presumptions.  In order to be eligible for indemnification pursuant to this Agreement, Director shall promptly provide written notice regarding the existence of any action, suit, proceeding or claim (each a “Claim”) for which indemnification is being sought pursuant to this Agreement, together with a written request for indemnification to the Board.  Such notice shall also include all documentation or information regarding the Claim which is reasonably available to the Director.  Upon delivery of such written notice and request, the Director shall be presumed to be entitled to indemnification and shall be indemnified hereunder.

5.6 Advancement of Expenses and Costs.  All reasonable expenses and costs incurred by the Director (including attorneys' fees, retainers and advances of disbursements required of the Director) in connection with the defense of any Claim shall be paid by the Company in advance of the final disposition of such Claim, at the request of the Director within ten (10) days after the receipt by the Company of a statement or statements from the Director from time to time requesting such advances. Such statement or statements shall reasonably evidence the expenses and costs incurred by Director in connection therewith and shall include or be accompanied by an undertaking by or on behalf of the Director to repay such amount if it is ultimately determined that the Director is not entitled to be indemnified against such expenses and costs by the Company as provided by this Agreement or otherwise.

5.7 Remedies of Director.  In the event that a determination is made that the Director is not entitled to indemnification hereunder or if expenses are not advanced pursuant to this Agreement, the Director shall be entitled to a final adjudication in an appropriate court of the State of California or any other court of competent jurisdiction of his entitlement to such indemnification or advance. Alternatively, the Director at his option may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association, such award to be made within 60 days following the filing of the demand for arbitration. In either case, Director shall be presumed to be entitled to indemnification and The Company shall have the burden of proof in the making of any determination contrary to such presumption.  In addition, the Company shall not oppose the Director's right to seek any such adjudication or award in arbitration or any other claim, but may only oppose the Director's right to indemnification. Such judicial proceeding or arbitration shall be made de novo and the Director shall not be prejudiced by reason of a determination (if so made) that he is not entitled to indemnification.  Notwithstanding any other term or provision of this Agreement, upon the filing of any such action or complaint by Director, pending final adjudication of the issue, the Company shall pay and advance all reasonable expenses and costs incurred by Director in accordance with Section 5.6 of this Agreement, as well as all other amounts payable on Director’s behalf pursuant to Sections 5.1 and 5.2 of this Agreement.  If the court or arbitrator shall determine that the Director is entitled to any indemnification hereunder, the Company shall pay all reasonable expenses, including attorneys' fees and costs actually incurred by the Director in connection with such adjudication or award in arbitration (including, but not limited to, any appellate proceedings).

5.8 Other Rights to Indemnification.  The indemnification and advancement of expenses, including attorneys' fees, and costs provided by this Agreement shall not be deemed exclusive of any other rights to which the Director may now or in the future be entitled under any provision of the by-laws, agreement, provision of the Articles of Incorporation, vote of stockholders or disinterested directors, provision of law or otherwise.

5.9 Insurance.  The Company shall at all times during the Term of this Agreement maintain a standard policy of D&O insurance covering the actions of the Board, including those of Director, on behalf of the Company, in an amount to be determined by the Board.

6. General Provisions.

6.1 Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

6.2 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

6.3 Severability.  If any provision of this Agreement (or any portion thereof) is held by an arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable for any reason whatever: (a) such provision shall be limited or modified in its application to the minimum extent necessary to avoid the invalidity, illegality or unenforceability of such provision and such modified provision shall be reduced to a writing and signed by the parties hereto; (b) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and (c) to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision (or portion thereof) held invalid, illegal or unenforceable.

6.4 Notices.  Any notice or other communication in connection with this Agreement may be made and is deemed to be given as follows: (i) if in writing and delivered in person or by courier, on the date when it is delivered; (ii) if by facsimile, when received at the correct number (proof of which shall be an original facsimile transmission confirmation slip or equivalent); or (iii) if sent by certified or registered mail or the equivalent (return receipt requested), on the date such mail is delivered, unless the date of that delivery is not a Business Day or that communication is delivered on a Business Day but after the close of business on such Business Day in which case such communication shall be deemed given and effective on the first following Business Day. Any such notice or communication given pursuant to this section shall be addressed to the intended recipient at its address or number (which may be changed by either party at any time) specified as follows:

If to Company:

Helix Wind, Inc., Inc.
Attention: President
1848 Commercial Street
San Diego, CA 92113
Fax: 619.330.2627

If to Director:
_________________________
_________________________
_________________________
_________________________

6.5 Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles thereof.  Venue for any suit or action to enforce or interpret this Agreement shall lie exclusively in the State and Federal courts of San Diego county, California.

6.6 Attorney Fees.  If any suit or action is instituted to enforce or interpret this Agreement, the prevailing party shall be entitled, in addition to the cost of disbursements otherwise allowed by law, such sum as the court or arbitrator may adjudge reasonable attorneys’ fees in such suit or action.

6.7 Entire Agreement.  This Agreement and the exhibit hereto constitute the agreement of the parties as it relates to this subject matter and does hereby supersede all other agreements of the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Board of Directors Service and Indemnification Agreement as of the Effective Date.

HELIX WIND, INC., a Nevada corporation		“Director”

/s/ Ian Gardner
By:	/s/ Ken Morgan
	Ken Morgan, CTO & Chairman	Ian Gardner
(Print Name)

Amendment No. 1 to
Director
Indemnification Agreement

Pursuant to Section 6.1 of the Director Indemnification Agreement (the “Agreement”) by and between Helix Wind, Inc., a Nevada corporation ("Helix"), and Ian Gardner (the “Director”), dated March 13, 2008, the parties wish to amend Section 2 of the Agreement as follows (the “Amendment”):

“2.  Term.  This Agreement shall be effective as of the date first set forth above (the “Effective Date”) and shall continue for a period of three (3) years thereafter (the “Initial Term”), subject only to the election by the Company’s stockholders for each of the three (3) years of such Initial Term or the death or resignation of the Director. This Agreement will terminate automatically without the necessity of further notice or action of any kind upon the Termination Date.  Following the expiration of the Initial Term, the Director may be elected to serve on the Board for additional one (1) year terms, subject to the annual approval of the stockholders of the Company, and in such event it is anticipated that this Agreement shall continue in full force and effect, with such modifications as the parties may deem appropriate from time to time.”

This Amendment may be signed in counterparts with the same force and effect as if all original signatures appeared on one copy; and in the event signed in counterparts, each counterpart is the equivalent of an original and all of the counterparts are the equivalent of one agreement.

Facsimile signatures on notices and amendments are the equivalent of original signatures.

Helix Wind, Inc., a Nevada corporation	Director:

/s/ Scott Weinbrandt	/s/ Ian Gardner
Scott Weinbrandt, President	Ian Gardner